EXHIBIT 99.1

DREW INDUSTRIES REPORTS SECOND QUARTER 2012 RESULTS

White Plains, New York – August 2, 2012 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today reported net income of $11.7 million, or $0.52 per diluted share for the second quarter ended June 30, 2012, compared to net income of $11.0 million, or $0.49 per diluted share in the second quarter of 2011.

Net sales in the 2012 second quarter increased to $251 million, a record for any quarter, and 35 percent higher than in the 2011 second quarter. This sales growth was primarily the result of a 39 percent sales increase by Drew’s RV Segment, which accounted for 87 percent of Drew’s consolidated net sales. RV Segment sales growth was largely due to acquisitions, market share gains, and an 8 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, Drew’s primary RV market. In addition, sales to adjacent markets more than doubled this quarter, largely as a result of acquisitions and an increase in sales of axles to non-RV markets. Drew’s MH Segment also reported strong sales growth in the second quarter of 2012, due to an estimated 13 percent increase in industry-wide production of manufactured homes. Excluding the impact of acquisitions, consolidated sales were up 23 percent.

Drew’s sales growth continued in July 2012, during which sales reached approximately $73 million, 49 percent higher than in July 2011. Excluding the impact of acquisitions, net sales for July 2012 were up approximately 35 percent. It is estimated that industry-wide shipments of travel trailer and fifth-wheel RVs increased 20 to 25 percent in July 2012.

Drew’s operating profit margin was 7.6 percent in the second quarter of 2012 compared to 7.8 percent in the 2012 first quarter. Profit margins continue to be impacted by excess labor, overtime, and related costs, all of which reduced net income by approximately $3.0 million, or $0.13 per diluted share compared to expectations. These higher costs were the result of lower operating efficiencies due to greater-than-expected demand which caused the Company to hire, train and support 1,100 more employees than in the second quarter of 2011. Material cost as a percent of sales was also higher than in the first quarter, partly as a result of increased outsourcing costs due to capacity limitations, as well as higher scrap costs.

“As a result of higher-than-expected demand for our products throughout the second quarter of 2012, our operating margins did not improve sequentially as had been anticipated,” said Fred Zinn, Drew’s President and CEO. “In some product lines, demand exceeded our capability to efficiently produce. In order to maintain our commitments to customers for on-time delivery of quality products, we incurred substantial overtime costs and other inefficiencies. However, the increased demand for our products will ultimately benefit our long-term profitability, as we increase capacity and improve production efficiencies.”

“We continue to devote significant effort, and invest financial resources, to expand production capacity and improve production efficiencies,” said Jason Lippert, CEO of Drew’s subsidiaries, Lippert Components and Kinro. “Over the past year and a half we have added 700,000 square feet of production space, and plan to reopen some of the space we shuttered in prior years. Further, we are developing leaner manufacturing strategies, and exploring technology to improve our production capabilities. We have experienced growth surges in the past, and we have right-sized our capacity through investment in people, technology and facilities. While the full impact of such investments takes time to realize, we expect production efficiencies to improve, and we will continue to invest in order to realize our future potential.”

Recreational Vehicle (RV) Products Segment
As a result of market share gains and acquisitions, the Company’s content in travel trailers and fifth-wheel RVs reached $2,596 in the 12 months ended June 30, 2012, up from $2,188 in the prior 12 month period. On a pro forma basis, including the impact of acquisitions as if they had been completed at the beginning of the period, content per travel trailer and fifth-wheel RV was $2,650 in the 12 months ended June 30, 2012.

The factors that adversely affected Drew’s consolidated results in the second quarter of 2012 were almost entirely related to the RV Segment. Further, fixed costs were approximately $2 million higher than in the second quarter of 2011, primarily due to additional staff and facilities, as well as higher amortization, largely from acquisitions and other investments. As a result, the incremental profit margin on the increase in sales, which assumes fixed costs do not change, was lower than the Company would typically expect.

For the three months ended May 2012, retail sales of travel trailer and fifth-wheel RVs were up 9 percent from the year-earlier period, compared to the 7 percent increase in industry-wide wholesale production over the same period. Industry surveys indicate that RV dealers are cautious, but generally comfortable with their level of towable RV inventory. Future industry-wide production levels will depend largely on the strength of retail sales levels.

Manufactured Housing (MH) Products Segment
Year-over-year industry-wide production of manufactured homes was up an estimated 13 percent in the second quarter of 2012. Despite this increase in demand, production efficiencies remained favorable in this segment of the Company’s business, because the Company has the capacity to increase production levels. As a result, MH Segment operating profit increased $1.1 million compared to the second quarter of 2011, on a $3.7 million increase in net sales.

Other Items
The Company ended the second quarter with $43 million in cash, up from $7 million at the end of 2011. The Company had no debt at either June 30, 2012 or December 31, 2011.

Conference Call & Webcast
Drew will provide an online, real-time webcast of its second quarter 2012 earnings conference call on the Company’s website, www.drewindustries.com, on Thursday, August 2, 2012 at 11:00 a.m. Eastern time. The call can also be accessed at www.companyboardroom.com.

Institutional investors can access the call via the password-protected site, StreetEvents (www.streetevents.com). A replay of the call will be available by telephone by dialing (888) 286-8010 and referencing access code 77643709. A replay of the webcast will also be available on Drew’s website.

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs, manufactured homes, modular housing, truck caps and buses, and trailers used to haul boats, livestock, equipment and other cargo. Currently, from 30 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 27A of the Securities Act of 1933 (the “Securities Act”).

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components, and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, changes in zoning regulations for manufactured homes, sales declines in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the successful integration of acquisitions, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of products for which we sell our components.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,		Last Twelve
(In thousands, except per share amounts)	2012	2011	2012	2011	Months
Net sales	$474,566	$354,881	$251,014	$186,048	$800,851
Cost of sales	383,320	274,943	204,591	143,989	649,822
Gross profit	91,246	79,938	46,423	42,059	151,029
Selling, general and administrative expenses	54,905	46,485	27,455	24,149	99,593
Operating profit	36,341	33,453	18,968	17,910	51,436
Interest expense, net	130	119	56	61	303
Income before income taxes	36,211	33,334	18,912	17,849	51,133
Provision for income taxes	13,387	12,982	7,204	6,884	18,602
Net income	$22,824	$20,352	$11,708	$10,965	$32,531

Net income per common share:
Basic	$1.02	$0.91	$0.52	$0.49	$1.45
Diluted	$1.01	$0.91	$0.52	$0.49	$1.44

Weighted average common shares outstanding:
Basic	22,479	22,244	22,516	22,270	22,385
Diluted	22,686	22,417	22,731	22,458	22,579

Depreciation and amortization	$12,361	$10,016	$5,980	$5,126	$22,867
Capital expenditures	$13,154	$10,543	$7,470	$7,407	$26,928

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,		Last Twelve
(In thousands)	2012	2011	2012	2011	Months

Net sales:
RV Segment:
RV OEMs:
Travel Trailers and Fifth-Wheels	$351,934	$269,800	$183,855	$139,148	$581,986
Motorhomes	14,192	8,940	8,240	4,316	21,080
RV Aftermarket	9,359	8,061	5,369	4,092	15,958
Adjacent Industries	38,501	16,627	20,967	9,643	62,177
Total RV Segment net sales	413,986	303,428	218,431	157,199	681,201

MH Segment:
Manufactured Housing OEMs	40,490	34,625	21,778	19,775	82,952
Manufactured Housing Aftermarket	8,740	8,439	4,471	4,449	16,485
Adjacent Industries	11,350	8,389	6,334	4,625	20,213
Total MH Segment net sales	60,580	51,453	32,583	28,849	119,650
Total net sales	$474,566	$354,881	$251,014	$186,048	$800,851

Operating profit:
RV Segment	$34,264	$32,625	$17,483	$17,324	$47,354
MH Segment	7,161	5,177	4,030	2,953	13,964
Total segment operating profit	41,425	37,802	21,513	20,277	61,318
Corporate	(4,524)	(4,043)	(2,216)	(1,946)	(7,964)
Accretion related to contingent consideration	(920)	(949)	(432)	(474)	(1,857)
Other non-segment items	360	643	103	53	(61)
Total operating profit	$36,341	$33,453	$18,968	$17,910	$51,436

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(Unaudited)

	June 30,		December 31,
(In thousands, except ratios)	2012	2011	2011

Current assets
Cash and cash equivalents	$42,514	$36,774	$6,584
Accounts receivable, net	50,900	44,050	22,620
Inventories	91,413	83,556	92,052
Deferred taxes	10,125	12,143	10,125
Prepaid expenses and other current assets	9,631	6,163	6,187
Total current assets	204,583	182,686	137,568
Fixed assets, net	99,342	85,308	95,050
Goodwill	21,177	8,600	20,499
Other intangible assets, net	73,986	58,433	79,059
Deferred taxes	14,496	15,385	14,496
Other assets	5,618	3,969	4,411
Total assets	$419,202	$354,381	$351,083

Current liabilities
Accounts payable, trade	$44,372	$27,377	$15,742
Accrued expenses and other current liabilities	48,665	39,101	36,169
Total current liabilities	93,037	66,478	51,911
Other long-term liabilities	21,305	20,279	21,876
Total liabilities	114,342	86,757	73,787
Total stockholders’ equity	304,860	267,624	277,296
Total liabilities and stockholders’ equity	$419,202	$354,381	$351,083

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
(In thousands)	2012	2011

Cash flows from operating activities:
Net income	$22,824	$20,352
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	12,361	10,016
Stock-based compensation expense	3,069	2,209
Deferred taxes	-	385
Other non-cash items	1,131	162
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(28,280)	(31,160)
Inventories	1,227	(12,623)
Prepaid expenses and other assets	(4,642)	(1,926)
Accounts payable	28,630	16,026
Accrued expenses and other liabilities	12,241	6,965
Net cash flows provided by operating activities	48,561	10,406

Cash flows from investing activities:
Capital expenditures	(13,154)	(10,543)
Acquisitions of businesses	(1,473)	(7,250)
Proceeds from maturity of short-term investments	-	5,000
Other investing activities	2,075	142
Net cash flows used for investing activities	(12,552)	(12,651)

Cash flows from financing activities:
Exercise of stock options and deferred stock units	1,471	504
Proceeds from line of credit borrowings	37,702	-
Repayments under line of credit borrowings	(37,702)	-
Payment of contingent consideration related to acquisitions	(1,550)	(224)
Other financing activities	-	(141)
Net cash flows (used for) provided by financing activities	(79)	139

Net increase (decrease) in cash	35,930	(2,106)

Cash and cash equivalents at beginning of period	6,584	38,880
Cash and cash equivalents at end of period	$42,514	$36,774

DREW INDUSTRIES INCORPORATED
SUPPLEMENTARY INFORMATION
(Unaudited)

	Six Months Ended June 30,			Three Months Ended June 30,			Last Twelve
	2012		2011	2012		2011	Months

Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel Trailer and Fifth-Wheel RVs	131.5		120.2	71.1		66.0	224.2
Motorhome RVs	14.5		14.7	7.6		7.8	24.6
Manufactured Homes	28.0	(2)	23.2	15.2	(2)	13.4	56.5	(2)
Industry Retail Sales:
Travel Trailer and Fifth-Wheel RVs	117.2	(3)	108.5	78.7	(3)	75.1	206.0	(3)

(1)
Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association (“RVIA”). Industry wholesale production data for manufactured homes provided by the Institute for Building Technology and Safety (“IBTS”). Industry retail sales data provided by Statistical Surveys, Inc.

(2)	June wholesale data for manufactured homes has not been published yet, therefore 2012 MH wholesale data includes an estimate for June 2012 units.
(3)	June retail sales data for RVs has not been published yet, therefore 2012 retail data includes an estimate for June 2012 retail units.

	Twelve Months Ended June 30,
	2012		2011

Drew Content Per Industry Unit Produced:
Travel Trailer and Fifth-Wheel RV	$2,596		$2,188
Motorhome RV	$857		$612
Manufactured Home	$1,468	(1)	$1,414

(1)	June wholesale data for manufactured homes has not been published yet, therefore 2012 MH wholesale data includes an estimate for June 2012 units.

	June 30,		December 31,
	2012	2011	2011

Balance Sheet Data:
Current ratio	2.2	2.7	2.7
Total indebtedness to stockholders’ equity	-	-	-
Days sales in accounts receivable	19.3	21.0	17.1
Inventory turns, based on last twelve months	7.1	6.2	6.3

Estimated Full Year Data:	2012
Capital expenditures	$23 – 25 million
Depreciation and amortization	$24 – 25 million
Stock-based compensation expense	$6 – 7 million
Annual tax rate	38%